Proxy Voting

A. Purpose

Proxy voting policies and procedures are required by Rule 206(4)-6 of the Investment Advisers Act of 1940.

B. Principles and Guidelines

It is the policy of the CI to vote proxies for their clients only if the Client elects to have CI vote their proxies and a written agreement affirming the same shall be made by CI and the Client. If no written directive is made to CI, it is the responsibility of the Client to vote their proxies. However, even if a client gives CI the right to vote proxies, the client may direct CI’s vote in a particular solicitation in writing. CI’s Proxy Statement is subject to change as necessary to remain current with applicable rules and regulations, and internal policies and procedures.

CI has adopted and implemented policies and procedures that it believes are reasonably designed to ensure that proxies are voted in the best interest of clients, in accordance with the firm’s fiduciary duties and SEC rule 206(4)-6 under the Investment Advisers Act of 1940. CI’s authority to vote the proxies of its clients is established by the advisory contract or comparable documents, and the firm’s proxy voting guidelines have been tailored to reflect these specific contractual obligations. In addition to SEC requirements governing advisers, CI’s proxy voting policies reflect the long-standing fiduciary standards and responsibilities for ERISA accounts set out in Department of Labor Bulletin 94 -2, 29 C.F.R. 2509.94-2 (July 29, 1994). CI Proxy Voting Policies and Procedures are available upon request from the CCO.

In general, CI votes proxies in a manner designed to maximize the value of a client’s investment. Typically, CI votes proxies in accordance with management’s recommendations. However, in situations where CI believes that management is acting on its own behalf or acting in a manner that is adverse to the rights of the company’s shareholders, CI will not vote with management. For each proxy, CI also considers whether there are any specific facts and circumstances that may give rise to a material conflict of interest on the part of CI in voting the proxy.

C. Conflicts of Interest.

If CI is directed to vote client proxies, each proxy is reviewed by the proxy administrator to assess the extent to which there may be a material conflict between CI’s interests and those of the client. In the event that a material conflict arises, CI will disclose the conflict to clients and obtain their consents before voting. All instances where CI determines a material conflict of interest may exist shall be resolved in the best interest of the applicable client.

CAPITAL INNOVATIONS, LLC